Exhibit 99.1

COMPANY CONTACT:

Shiv Kapoor

Vice President, Strategic Planning & Investor Relations

702-835-6300

InvestorRelations@sppirx.com

Spectrum Pharmaceuticals Appoints Industry Veteran and Former Senior Amgen Executive, Ken Keller, as Executive Vice President, Chief Operating Officer

•	With over 20 years of experience, Mr. Keller, age 49, rose from sales representative to managing a team of over 500 and overseeing over $3 billion in pharmaceutical sales while controlling expenses

•	Proven track record includes leading commercial launches of multiple billion dollar biologics across numerous therapeutic areas and international geographies, including Europe

•	Significant international experience as Managing Director for Amgen’s United Kingdom and Ireland Affiliate

HENDERSON, Nev. — September 11, 2012 — Spectrum Pharmaceuticals (NasdaqGS: SPPI), a biotechnology company with fully integrated commercial and drug development operations with a primary focus in hematology and oncology, today announced the appointment of Ken Keller as Executive Vice President, Chief Operating Officer. Mr. Keller will have global responsibility for leading Commercial Operations, Medical and Clinical Development and Pharmaceutical Operations. He has more than twenty years experience in the pharmaceutical industry ranging from Sales and Marketing Leadership, General Management and Joint Venture Leadership in several therapeutic areas, including Oncology, Rheumatology, Dermatology and Primary Care.

“We are pleased to welcome Ken to Spectrum and believe he will be a strong asset to our management team,” stated Rajesh C. Shrotriya, M.D., Chairman, President and Chief Executive Officer of Spectrum Pharmaceuticals, Inc. “Ken is a leader in marketing and product launches, having directed the commercialization programs for three of Amgen’s top five biologics in worldwide sales. As Spectrum prepares for increased sales of its current product portfolio and introductions of new products, we anticipate Ken’s experience will be invaluable.”

“I am excited to join Spectrum because the company has spectacular growth prospects. With FUSILEV, FOLOTYN and ZEVALIN, a rapidly advancing pipeline of ten drugs in development and outstanding financial strength, Spectrum is in a unique position to quickly become a leading biopharmaceutical company. The progress over the past decade has been remarkable, a solid foundation has been established and all the pieces are in place to significantly accelerate growth. I’m looking forward to helping Spectrum become the next great growth story in the biopharmaceutical industry,” stated Ken Keller, Executive Vice President, Chief Operating Officer of Spectrum Pharmaceuticals, Inc.

Prior to joining Spectrum, Mr. Keller spent 21 years at Amgen. His most recent role was Vice President and General Manager, Bone Health Business Unit. Previous to this role he was responsible for the Inflammation Business Unit which contributed over $3 billion in revenue. During his career at Amgen, Mr. Keller has been the Marketing Lead or the General Manager for four of the world’s top selling biologic medicines Neupogen®, Neulasta®, Aranesp® and Enbrel®. He also has significant international experience, as Managing Director for Amgen’s United Kingdom and Ireland Affiliate.

Mr. Keller holds a Bachelors of Science degree in Business from Saint Johns University and a Masters in Business Administration from Loyola Marymount University.

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals is a leading biotechnology company focused on acquiring, developing, and commercializing drug products, with a primary focus in oncology and hematology. Spectrum markets three oncology drugs — FUSILEV® (levoleucovorin) for Injection in the U.S.; FOLOTYN® (pralatrexate injection), also marketed in the U.S.; and ZEVALIN® (ibritumomab tiuxetan) Injection for intravenous use, for which the Company has worldwide marketing rights. Spectrum’s strong track record in in-licensing and acquiring differentiated drugs, and expertise in clinical development have generated a robust, diversified, and growing pipeline of product candidates in advanced-stage Phase 2 and Phase 3 studies. More information on Spectrum is available at www.sppirx.com.

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management’s current beliefs and expectations. These statements include but are not limited to statements that relate to our business and its future, including certain company milestones, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners and employees around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new applications to the FDA and other regulatory agencies may not receive approval in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of sustained revenue history, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC.®, ZEVALIN®, FUSILEV®, and FOLOTYN®, are registered trademarks of Spectrum Pharmaceuticals, Inc. REDEFINING CANCER CARE™ and the Spectrum Pharmaceuticals logos are trademarks owned by Spectrum Pharmaceuticals, Inc.

© 2012 Spectrum Pharmaceuticals, Inc. All Rights Reserved.